CERTIFICATE

The undersigned, Secretary of ALPHACENTRIC PRIME MERIDIAN INCOME FUND, hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees at a meeting held on July 20, 2018, and is in full force and effect:

WHEREAS, AlphaCentric Prime Meridian Income Fund, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Investment Company Act of 1940, as amended and the Securities Act of 1993, as amended;

NOW, THEREFORE, the undersigned hereby constitutes and appoints MICHAEL V. WIBLE, JoAnn Strasser, CASSANDRA BORCHERS, BIBB STRENCH, ANDREW DAVALLA and don Mendelsohn, as attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement and any amendments thereto hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

        _/s/ Jennifer Bailey                  _

Jennifer Bailey, Secretary

AlphaCentric Prime Meridian Income Fund

Dated: December 3, 2018